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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1992 Combined Incentive and Non-Qualified Stock Option Plan of Bank of Southern Oregon and the United Bancorp Stock Option Plan, as amended, of our reports dated January 14, 2000, with respect to the consolidated financial statements of Bank of Southern Oregon as of and for the year ended December 31, 1999, included in the Annual Report (Form 10-KSB) for the year ended December 31, 1999 and the financial statements of PremierWest Bancorp as of December 31, 1999 and for the period from November 26, 1999 (inception) through December 31, 1999, included in PremierWest Bancorp's Form S-4 Registration Statement (File No. 333-96209), as amended.



/s/ Symonds, Evans & Larson, P.C.

June 30, 2000
Portland, Oregon